Exhibit 99.1

Plug Power is changing the way the world moves by developing industry-leading hydrogen fuel cell energy solutions for high growth markets around the globe. Plug Power 2017 Fourth Quarter & Full Year Update Letter Gross Sales for the year of $132.9M, a 55% Increase from 2016 Highlights for a Full Year 2017 Gross revenues of $132.9 million for the year, an increase of 55% from prior year. In 2017, announced a new collaboration agreement with Walmart to facilitate expansion of our relationship. To date, Plug Power has deployed more than 7,000 fuel cell units with 32 fueling stations at their distribution centers. Also in 2017, Plug Power announced a major agreement with Amazon to deploy fuel cells to power forklifts in their fulfillment centers, as well as a technology collaboration agreement. The development and shipment of Plug Power stacks continued in 2017, with more than 5,100 units shipped to the field. Highlights for Fourth Quarter 2017 Gross revenues of $33.7 million for the fourth quarter GAAP diluted loss per share of $0.09, or adjusted loss per share of $0.08 (excludes warrant charges and includes PPA financing cash margin); versus a GAAP diluted loss per share of $0.11 or adjusted loss per share of $0.10 in fourth quarter 2016 Deployed nearly 1,400 GenDrive units and 3 GenKey sites in the fourth quarter Completed approximately $125 million in new bookings in the quarter, bringing the 2017 total to $285 million Net cash provided by operating activities was $21.1 million for the fourth quarter 2017 versus break even in the prior year; achieved $24.2 million positive free cash flow for the fourth quarter compared to negative $12.9 million in fourth quarter 2016, demonstrating the Company’s growth in volume and margin is making a substantial impact 1

Summary

With this quarter's deployment of approximately 1,400 GenDrive units and 3 GenFuel sites, Plug Power has now shipped nearly 20,000 GenDrive units to customers and completed more than 60 fueling infrastructures, each with 4 - 6 hydrogen fueling station dispensers. To date, our products have operated more than 150 million hours with over 11 million fuelings. On average, every 5 seconds, a hydrogen refueling is performed with a GenFuel hydrogen fueling station.

Cumulative GenDrive Deployments


7,400
8,300
9,500
10,800
11,700
12,700
13,600
14,800
15,200
16,000
18,600
20,000
Q1 '15
Q2 '15
Q3 '15
Q4 '15
Q1 '16
Q2 '16
Q3 '16
Q4 '16
Q1 '17
Q2 '17
Q3 '17
Q4 '17

Cumulative GenKey Sites Installed


10
13
18
24
27
33
37
42
44
48
57
60
Q1 '15
Q2 '15
Q3 '15
Q4 '15
Q1 '16
Q2 '16
Q3 '16
Q4 '16
Q1 '17
Q2 '17
Q3 '17
Q4 '17

Plug Power's focus in 2018 is:

1. Continue to grow revenue ($155 million - $180 million) in 2018 and achieving EBITDAS breakeven in the second half of the year. Critical to that effort is reduction in both service and hydrogen costs. Service cost reductions are being achieved by our longer-life stacks and higher utilization of our service staff. Hydrogen cost reductions are being achieved via efficiency improvements of our hydrogen infrastructure systems.

2. We remain focused on expanding our footprint with present customers, completing multi-site agreements with the largest retailers and manufacturers, European business growth, and simplified hydrogen infrastructure to facilitate smaller distribution centers. We expect more success in all of these endeavors in the coming year.

2

PLUGPOWER.COM

The renewed Investment Tax Credit (“ITC”) will be beneficial in achieving 2018 objectives. Investment Tax Credit The ITC for fuel cells was passed into law by the US Congress this past month. This law, in effect until 2022, allows many of our customers and financing partners to receive an immediate 30% tax credit on their purchases of fuel cell devices. This law will be helpful to Plug Power’s long-term revenue growth, gross margin enhancement and cash flows, with significant benefits in 2019. Plug Power expects some financial recoveries for deals completed in 2017 which will be beneficial to this year’s cash flows. The Company has demonstrated the ability to rapidly grow without the ITC, as demonstrated by our 55% top line growth in 2017, but believes this will be an additional accelerator for the business. Future Focus Although growing and building a profitable material handling business remains our core fundamental focus at Plug Power, some of our staff are engaged in activities that will enable entry into other potential growth markets for Plug Power. 3

Plug Power will have a successful global enterprise in the material handling market. In addition, as we noted in prior investor letters, we believe the fuel cell market for powering commercial electric fleet vehicles is a viable near-term opportunity. Our demonstrations with Federal Express and DongFeng shows the applicability of our technology for on-road vehicles. We have found that the on-road application is simpler than material handling from an environmental and performance criterion. Today China is the world’s largest market for on-road electric vehicles and with the inclusion of hydrogen fuel cells in China’s 5-year strategic plan, we believe China will make some of the first large scale deployments of commercial vehicles powered by fuel cells. This is a market that we may want to participate in under the appropriate terms and as a result have been engaging with many leading Chinese companies in exploring the opportunity. China In that effort, Plug Power has engaged Barclays to assist us in identifying, engaging and negotiating a JV with potential partners. Plug Power’s goal is to have a partner with strong market access and internal demand, that will allow the Company to have a significant ownership position with protective governance rights and a commitment to a long-term partnership. To date, Plug Power has received more than a half dozen term sheets based on these objectives from varied large Chinese companies. The six leading companies have market capitalization on average of over $15 billion dollars. Assuming that our partnership criteria are met, we target selection of a JV partner in the near to medium term. 4

First Priority Our priority remains building a profitable material handling business. The value proposition is proven as the world’s leading retailers are doing mass deployments of our solution. The promise of this material handling business should not be understated. Though large, our deployments have captured less than 1% of the forklift trucks in the field, leaving tremendous headroom for growth. In addition, McKinsey predicts that this will be the common solution across the industry in time. With our leading-edge products, advanced stacks, and experience in fueling, Plug Power’s products are applicable to a variety of industries. This growing strength in our core market and our robust technology foundation positions Plug Power to enter these markets when entry makes business sense. . Source 1: The Hydrogen Council Fourth Quarter Operational Performance and Financial Results Gross revenue for the fourth quarter of 2017 was $33.7 million, compared to $32.6 million in the fourth quarter of 2016. Included in our fourth quarter 2017 financial results is a $1.8 million provision for common stock warrants reported as a reduction of revenue. These charges are associated with accounting for warrants stemming from our customer agreements with Amazon and Walmart. Future revenue reductions will occur over time until each of the customers reaches a cumulative $600 million of qualified purchases, given the associated warrant agreements and required accounting. 5

Key Operating metrics for the fourth quarter include: 1,357 total GenDrive units deployed for the three months ended December 31, 2017, versus 1,204 units for the three months ended December 31, 2016 3 GenFuel sites installed for the three months ended December 31, 2017, versus 5 GenFuel sites installed for the three months ended December 31, 2016 Approximately 16,600 GenDrive units under service or PPA contract at December 31, 2017, versus approximately 11,600 at December 31, 2016 58 sites under fuel delivery contract at December 31, 2017, versus 40 sites at December 31, 2016 GAAP gross loss for the fourth quarter of 2017 including the customer warrant charges was negative $0.7 million. Excluding the Amazon and Walmart warrant charges of $1.8 million in the fourth quarter of 2017, adjusted gross margin represented positive 3.4% of sales. GAAP gross margin for the fourth quarter of 2016 was 9.2% of sales (there were no customer warrants in the prior year). The decrease in adjusted gross margins versus the prior year stems from unfavorable mix with less fuel cell system sales comparatively and higher PPA costs. PPA customers have higher run rate costs in the fourth quarter given the retail peak period and PPA associated costs are also higher given increasing non-cash amortization of capital lease assets used to support these sites. Prospectively, PPA margins will see improvement from ongoing cost reduction to deploy, reduced costs to service, and improved interest rates from financing. Additional highlights for the fourth quarter 2017 were service and fuel delivery margins of positive 8% and negative 13% respectively, compared to negative 28% and negative 36% for the prior year fourth quarter. The Company continues to drive sustainable positive service gross margins based on reliability investments and labor leverage. The improvement in fuel delivery margin reflects the Company’s focus on system efficiency investments and supply chain leverage. Net loss attributable to common shareholders for the fourth quarter of 2017 was $19.5 million, or $0.09 loss per share on a diluted basis, or a loss of $0.08 on an adjusted basis. The adjusted loss per share excludes the warrant accounting and includes the cash positive impact on a per share basis from the PPA financings completed. The net loss attributable to common shareholders in the fourth quarter of 2016 was $19.2 million, or $0.11 loss per share on a diluted basis, or a loss of $0.10 on an adjusted basis. 6

Cash and Liquidity Net cash provided by operating activities was $21.1 million for the fourth quarter 2017 versus break even in the prior year. Free cash flow for the fourth quarter of 2017 was positive $24.2 million compared to negative $12.9 million in the fourth quarter of 2016. Free cash flow is defined as the sum of cash flows from operating and investing activities, plus inflows from project financing for PPA deployments. Given timing of conversion from deployment to cash in 2017, effectively all collections for deployments in 2017 took place in the second half, and predominantly in fourth quarter. As of December 31, 2017, Plug Power had a total cash position of $68.1 million, including cash and cash equivalents of $24.8 million and restricted cash of $43.2 million. 2018 Outlook The Company continues to grow the top line, expand cost reduction programs, and attract new customers for sustained growth. Our efforts have positioned us for continued growth in 2018 as we realize the positive benefits of our ongoing operational and commercial activities. Given traction in the first quarter so far, we reaffirm our guidance for sales in 1st quarter 2018 of $22 million to $24 million which will represent growth of 45% to 60% over the prior year. We also reaffirm our previous guidance range for gross margin of negative 11% to 13% and EBITDAS of negative $11 million to $13 million for the 1st quarter, which both represent significant improvement over prior year rates. 2018 will be a milestone year with Plug Power pushing through the breakeven threshold with positive EBITDAS in the second half. We are excited as we launch another big year in 2018 and look forward to sharing more on our progress throughout the year. Andrew Marsh, President and CEO Paul Middleton, Chief Financial Officer 7

Conference Call Information The Company will host a live conference call and webcast: Date: March 7, 2018 Time: 10:00 am ET Toll-free: 877-407-9221 The webcast can be accessed at www.plugpower.com, selecting the conference call link on the home page, or directly at https://event.webcasts.com/starthere.jsp?ei=1183472&tp_key=93279d3f72. A playback of the call will be available online for a period following the event. About Plug Power Inc. The architect of modern hydrogen and fuel cell technology, Plug Power is the innovator that has taken hydrogen and fuel cell technology from concept to commercialization. Plug Power has revolutionized the material handling industry with its full-service GenKey solution, which is designed to increase productivity, lower operating costs and reduce carbon footprints in a reliable, cost-effective way. The Company’s GenKey solution couples together all the necessary elements to power, fuel and serve a customer. With proven hydrogen and fuel cell products, Plug Power replaces lead acid batteries to power electric industrial vehicles, such as the lift trucks customers use in their distribution centers. Extending its reach into the on-road electric vehicle market, Plug Power’s ProGen platform of modular fuel cell engines empowers OEMs and system integrators to rapidly adopt hydrogen fuel cell technology. ProGen engines are proven today, with thousands in service, supporting some of the most rugged operations in the world. Plug Power is the partner that customers trust to take their businesses into the future. www.plugpower.com. Cautionary Note on Forward Looking Statements This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about the Company, including but not limited to statements about our expectations regarding first quarter 2018 revenue, gross margin and EBITDAS, full year 2018 revenue, achieving positive EBITDAS in 2018, future reductions in unit build and service costs and hydrogen, future growth in PPA margins, the expansion of fuel cells into additional vehicle markets, future growth in revenue, gross margin, cash flow and geography served, potential financial recovery for 2017 deals due to the ITC, a potential strategic partnership for the China market, the impact of our relationships with Amazon and Walmart, and opportunities in the on-road electric vehicle market. Investors are cautioned that such statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times that, or by which, such performance or results will have been achieved. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. In particular, the risks and uncertainties include, among other things, the risk that we continue to incur losses and might never achieve or maintain profitability; the risk that we will need to raise additional capital to fund our operations and such capital may not be available; our ability to obtain financing arrangements to support the sale or leasing of our products and services to customers; the ability to achieve the forecasted gross margin on the sale of our products; the volatility of our stock price; the risk that a sale of a significant number of shares of stock could depress the market price of our common stock; the risk that a loss of one or more of our major customers could result in a material adverse effect on us; the cost and availability of fuel and fueling infrastructures for our products; the risk of elimination of government subsidies and economic incentives for alternative energy products; the risk of potential losses related to any product liability claims or contract disputes; competitive factors, such as price competition and competition from traditional and alternative energy companies; the cost and availability of components and parts for our products; our ability to establish and maintain relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; the risk that pending orders may not convert to purchase orders, in whole or in part; the risk that unit orders will not ship, be installed and/or converted to revenue, in whole or in part; the risks related to the use of flammable fuels in our products; our ability to protect our intellectual property; the risk that our lack of extensive experience in manufacturing and marketing products may impact our ability to manufacture and market 8 products on a profitable and large scale commercial basis; the cost and timing of developing, marketing and selling our products and our ability to raise the necessary capital to fund such costs; market acceptance of our products and services, including GenDrive units; our ability to develop commercially viable products; our ability to reduce product and manufacturing costs; our ability to successfully market, distribute and service our products and services internationally; our ability to improve system reliability for our products; our ability to maintain an effective system of internal controls; our ability to attract and maintain key personnel; the risks associated with potential future acquisitions; the cost of complying with current and future federal, state and international governmental regulations; and other risks and uncertainties referenced in our public filings with the SEC. For additional disclosure regarding these and other risks faced by the Company, see the disclosures contained in our public filings with the SEC, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2016. Investors should consider these factors in evaluating the forward-looking statements included in this communication and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and the Company undertakes no obligation to update such statements as a result of new information. Plug Power Contact Teal Vivacqua 518.738.0269 media@plugpower.com SOURCE: PLUG POWER 9

Financial Tables

Plug Power Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	2017	2016
Assets
Current assets:
Cash and cash equivalents	$24,828	$46,014
Restricted cash	13,898	11,219
Accounts receivable	15,331	11,923
Inventory	48,776	29,940
Prepaid expenses and other current assets	16,774	11,837
Total current assets	119,607	110,933

Restricted cash	29,329	43,403
Property, plant, and equipment, net	10,414	8,246
Leased property, net	87,065	54,060
Goodwill	9,445	8,291
Intangible assets, net	3,785	3,933
Other assets	11,165	11,966
Total assets	$270,810	$240,832

Liabilities, Redeemable Preferred Stock, and Stockholders’ Equity
Current liabilities:
Accounts payable	$42,362	$32,112
Accrued expenses	10,595	8,519
Accrual for loss contracts related to service	—	752
Deferred revenue	8,630	5,736
Finance obligations	34,506	14,787
Current portion of long-term debt	18,762	2,964
Other current liabilities	866	1,615
Total current liabilities	115,721	66,485
Deferred revenue	25,809	17,413
Common stock warrant liability	4,391	11,387
Finance obligations	37,069	29,767
Long-term debt	13,371	20,829
Other liabilities	94	241
Total liabilities	196,455	146,122

Redeemable preferred stock:
Series C redeemable convertible preferred stock, $0.01 par value per share (aggregate involuntary liquidation preference $16,664); 10,431 shares authorized; Issued and outstanding: 2,620 at December 31, 2017 and 5,231 at December 31, 2016	709	1,153
Series D redeemable convertible preferred stock, $0.01 par value per share (aggregate involuntary liquidation preference $0 at December 31, 2017 and $18,500 at December 31, 2016); Shares authorized: none at December 31, 2017 and 5,000,000 at December 31, 2016; Issued and outstanding: none at December 31, 2017 and 18,500 at December 31, 2016	—	8,469
Stockholders’ equity:
Common stock, $0.01 par value per share; 750,000,000 and 450,000,000 shares authorized at December 31, 2017 and 2016, respectively; Issued (including shares in treasury): 229,073,517 at December 31, 2017 and 191,723,974 at December 31, 2016	2,291	1,917
Additional paid-in capital	1,250,899	1,137,482
Accumulated other comprehensive income	2,194	247
Accumulated deficit	(1,178,636)	(1,051,467)
Less common stock in treasury: 587,151 at December 31, 2017 and 582,328 at December 31, 2016	(3,102)	(3,091)
Total stockholders’ equity	73,646	85,088
Total liabilities, redeemable preferred stock, and stockholders’ equity	$270,810	$240,832

Plug Power Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months
	December 31,		December 31,
	2017	2016	2017	2016
Revenue:
Sales of fuel cell systems and related infrastructure	$15,352	$19,993	$71,288	$39,985
Services performed on fuel cell systems and related infrastructure	6,734	5,060	22,774	20,456
Power Purchase Agreements	5,597	4,061	20,281	13,687
Fuel delivered to customers	5,975	3,359	18,302	10,916
Other	5	105	284	884
Gross revenue	33,663	32,578	132,929	85,928
Provision for common stock warrants	(1,790)	—	(29,667)	—
Net revenue	31,873	32,578	103,262	85,928
Cost of revenue:
Sales of fuel cell systems and related infrastructure	10,417	13,361	54,815	29,543
Services performed on fuel cell systems and related infrastructure	6,174	6,459	23,574	22,649
Provision for loss contracts related to service	—	—	—	(1,071)
Power Purchase Agreements	9,181	5,171	30,641	16,132
Fuel delivered to customers	6,751	4,566	22,013	13,864
Other	7	10	308	865
Total cost of revenue	32,530	29,567	131,351	81,982

Gross (loss) profit	(657)	3,011	(28,089)	3,946

Operating expenses:
Research and development	8,634	6,145	28,693	21,177
Selling, general and administrative	8,426	8,803	45,010	34,288
Total operating expenses	17,060	14,948	73,703	55,465

Operating loss	(17,717)	(11,937)	(101,792)	(51,519)

Interest and other expense, net	(2,988)	(6,909)	(10,100)	(10,704)
Change in fair value of common stock warrant liability	1,266	(365)	(15,188)	4,344

Loss before income taxes	$(19,439)	$(19,211)	$(127,080)	$(57,879)

Income tax benefit	—	—	—	392

Net loss attributable to the Company	$(19,439)	$(19,211)	$(127,080)	$(57,487)

Preferred stock dividends declared and accretion of discount	(12)	(26)	(3,098)	(104)
Net loss attributable to common shareholders	$(19,451)	$(19,237)	$(130,178)	$(57,591)
Net loss per share:
Basic and diluted	$(0.09)	$(0.11)	$(0.60)	$(0.32)
Weighted average number of common shares outstanding	228,117,037	181,695,094	216,343,985	180,619,860

Plug Power Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Twelve months ended
	December 31,
	2017	2016
Cash Flows From Operating Activities:
Net loss attributable to the Company	$(127,080)	$(57,487)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant and equipment, and leased property	9,190	4,650
Amortization of intangible assets	593	590
Stock-based compensation	9,209	9,290
Amortization and accelerated recognition of debt issuance costs	770	1,760
Provision for common stock warrants	36,360	—
Loss on disposal of leased property	—	41
Provision for loss contracts related to service	—	(1,071)
Change in fair value of common stock warrant liability	15,188	(4,344)
Changes in operating assets and liabilities that provide (use) cash:
Accounts receivable	(3,408)	10,727
Inventory	(18,836)	2,812
Prepaid expenses and other assets	(4,136)	(3,833)
Accounts payable, accrued expenses, and other liabilities	11,430	10,772
Accrual for loss contracts related to service	(752)	(8,227)
Deferred revenue	11,290	4,684
Net cash used in operating activities	(60,182)	(29,636)
Cash Flows From Investing Activities:
Purchases of property, plant and equipment	(4,090)	(2,743)
Purchases for construction of leased property	(40,273)	(55,332)
Net cash used in investing activities	(44,363)	(58,075)
Cash Flows From Financing Activities:
Change in restricted cash	11,395	(6,787)
Proceeds from exercise of warrants, net of transaction costs	17,636	111
Proceeds from issuance of preferred stock and warrants, net of transaction costs	—	15,594
Purchase of treasury stock	—	(182)
Proceeds from issuance of common stock and warrants, net of transaction costs	—	11,940
Proceeds from exercise of stock options	97	102
Payments for redemption of preferred stock	(3,700)	—
Proceeds from public offerings, net of transaction costs	22,992	—
Proceeds from short-term borrowing, net of transaction costs	—	23,673
Principal payments on short-term borrowing	—	(25,000)
Proceeds from borrowing of long-term debt, net of transaction costs	20,147	47,400
Principal payments on long-term debt	(12,292)	(25,000)
Increase in finance obligations	26,736	28,034
Net cash provided by (used in) financing activities	83,011	69,885
Effect of exchange rate changes on cash	348	(121)
Decrease in cash and cash equivalents	(21,186)	(17,947)
Cash and cash equivalents, beginning of year	46,014	63,961
Cash and cash equivalents, end of year	$24,828	$46,014
Other Supplemental Cash Flow Information:
Cash paid for interest	$8,791	$8,263

Summary of noncash investing and financing activities:
Conversions of preferred stock to common stock	$8,222	$—

Plug Power Inc.

Reconciliation of Non-GAAP Financial Measures

(Dollars in 000’s)

	For the three months ended December 31,		For the year ended December 31,
	2017	2016	2017	2016
Reconciliation of Reported Operating Loss to EBITDAS and Adjusted EBITDAS

Operating loss, as reported	$(17,717)	$(11,937)	$(101,792)	$(51,519)
Stock-based compensation	1,921	2,545	9,209	9,290
Depreciation and amortization	2,744	1,885	9,783	5,240
Provision for common stock warrants	1,790	—	36,360	—
EBITDAS	$(11,262)	$(7,507)	$(46,440)	$(36,989)
Walmart financing cash margin	384	—	3,519	—
Adjusted EBITDAS	$(10,878)	$(7,507)	$(42,921)	$(36,989)

	For the three months ended December 31,		For the year ended December 31,
	2017	2016	2017	2016
Reconciliation of Reported Net Loss to Adjusted Net Loss

Net loss attributable to common shareholders, as reported	$(19,451)	$(19,237)	$(130,178)	$(57,591)
Provision for common stock warrants, including legal and other related fees	1,790	—	36,785	—
Change in fair value of common stock warrant liability	(1,266)	365	15,188	(4,344)
Walmart financing cash margin	384	—	3,519	—
Adjusted net loss attributable to common shareholders	$(18,543)	$(18,872)	$(74,686)	$(61,935)

Adjusted diluted net loss per share	$(0.08)	$(0.10)	$(0.35)	$(0.34)

Diluted weighted average number of common shares outstanding	228,117,037	181,695,094	216,343,985	180,619,860

	For the three months ended December 31,		For the year ended December 31,
	2017	2016	2017	2016
Reconciliation of Reported Gross (Loss) Profit to Adjusted Gross Profit

Gross (loss) profit, as reported	$(657)	$3,011	$(28,089)	$3,946
Provision for common stock warrants	1,790	—	29,667	—
Adjusted gross profit	$1,133	$3,011	$1,578	$3,946

	For the three months ended December 31,		For the year ended December 31,
	2017	2016	2017	2016
Free Cash Flow

Net cash provided by (used in) operating activities	$21,112	$33	$(60,182)	$(29,636)
Net cash used in investing activities	(16,072)	(12,937)	(44,363)	(58,075)
Project financing for PPA sites	19,201	—	45,368	32,715
Free cash flow	$24,241	$(12,904)	$(59,177)	$(54,996)

To supplement the Company’s unaudited financial data presented on a generally accepted accounting principles (GAAP) basis, management has used EBITDAS, adjusted EBITDAS, adjusted diluted net loss per share, adjusted net loss, adjusted gross profit and free cash flow, which are non-GAAP measures.  These non-GAAP measures are among the indicators management uses as a basis for evaluating the Company’s financial performance as well as for forecasting future periods.  Management establishes performance targets, annual budgets and makes operating decisions based in part upon these metrics. Accordingly, disclosure of these non-GAAP measures provides investors with the same information that management uses to understand the Company’s economic performance year over year. In addition, investors have historically requested and the Company has historically reported these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or other measures prepared in accordance with GAAP.

EBITDAS, adjusted EBITDAS, adjusted diluted net loss per share, adjusted net loss, adjusted gross profit and free cash flow are not measures of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity.  EBITDAS is defined as net income before interest expense, provision for income taxes, depreciation and amortization expense and share related expense. Adjusted EBITDAS is defined as EBITDAS adjusted for cash margin realized on financing PPA deployments.  Adjusted net loss attributable to common shareholders is defined as net loss attributable to common shareholders adjusted for warrant related charges and cash margin realized on financing PPA deployments.  Adjusted gross profit is defined as gross profit adjusted for warrant related charges.  Free cash flow is defined as the sum of net cash used in operating activities, net cash used in investing activities and cash proceeds from financing PPA deployments.

While management believes that the non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures.  The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation.  Further, EBITDAS and Adjusted EBITDAS exclude certain expenses, such as depreciation and amortization expense, which represent significant and unavoidable operating costs of our business.  Management compensates for these limitations by relying primarily on our GAAP results and by using EBITDAS and Adjusted EBITDAS only supplementally and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States.  The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.